UNITED STATES

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Radian Group Inc.

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Contact:

Emily Riley – phone: 215.231.1035

  email: emily.riley@radian.biz

RADIAN GROUP INC. AMENDS TAX BENEFIT PRESERVATION PLAN AND CHARTER AMENDMENT PROPOSAL TO REQUIRE THREE-YEAR PERIODIC STOCKHOLDER APPROVAL

PHILADELPHIA, May 3, 2010 — Radian Group Inc. (NYSE: RDN) today reported that its Board of Directors adopted amendments to the Amended and Restated Tax Benefit Preservation Plan dated as of February 12, 2010 (the “Preservation Plan”) and the proposed amendment to the Amended and Restated Certificate of Incorporation (the “Charter Amendment”), both of which have been submitted to stockholders for their approval at the 2010 Annual Meeting of Stockholders to be held on May 12, 2010.

The Company has generated substantial net operating losses (NOLs), loss carryforwards and other tax attributes for U.S. federal income tax purposes (“tax benefits”) that can generally be used to offset its future taxable income and therefore reduce its U.S. federal income tax obligations. Both the Preservation Plan and the Charter Amendment are intended to preserve the Company’s important tax benefits, and are described in detail in the Company’s Proxy Statement sent to its stockholders.

As stated in the Company’s Proxy Statement, Radian incorporated stockholder-friendly features in the Charter Amendment and the Preservation Plan, including : (i) limiting the definition of ownership to the definition used for purposes of Section 382 of the Internal Revenue Code, as opposed to the broader definition of “beneficial ownership” used for securities laws purposes; and (ii) providing “sunset provisions” that will terminate the Preservation Plan and the transfer restrictions in the Charter Amendment if Section 382 is repealed or if the potential loss from limitation of the NOLs is no longer material to the Company, which the Company’s Board of Directors has agreed to review annually. The new amendments will further enhance the stockholder-friendly features by requiring the Charter Amendment and the Preservation Plan to be re-approved by stockholders every three years. The Preservation Plan will terminate and the Charter Amendment will not become effective if not approved by the stockholders at the 2010 Annual Meeting of Stockholders of the Company.

The following amendments to the Preservation Plan and Charter Amendment were adopted by the Board of Directors on April 30, 2010:

1. The Amended and Restated Tax Benefit Preservation Plan (the “Preservation Plan”) shall be amended by inserting a new provision (Section 7(f)) that reads in its entirety as follows:

In addition to the provision set forth in Section 7(a) of this Plan, the Expiration Date shall occur on the Close of Business on the second Business Day after the final adjournment of the third consecutive annual meeting of the stockholders of the Company held after this Plan was most recently approved by the stockholders of the Company unless the Plan is re-approved by the stockholders at such meeting.

2. The proposed amendment to the Amended and Restated Certificate of Incorporation (the “Charter Amendment”) shall be amended by inserting a new sentence at the end of the definition of “Restriction Release Date” in Section 4.4.1 of the Charter Amendment that reads in its entirety as follows:

In addition, the Restriction Release Date shall occur on the close of business on the second Business Day after the final adjournment of the third consecutive annual meeting of the stockholders of the Company held after this Section 4.4 was most recently approved by the stockholders of the Company unless this Section 4.4 is re-approved by a majority of the stockholders voting at such meeting.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding the risks and uncertainties that we face, you should review the risks described under Item 1A, “Risk Factors” under our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.